EXHIBIT (M)(1)
              RESTATED DISTRIBUTION AND SERVICING PLAN  (CLASS A)
                                       OF
                           JEFFERSON FUND GROUP TRUST
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  WHEREAS, THE JEFFERSON FUND GROUP TRUST (the "Trust"), is comprised of the
Jefferson Growth and Income Fund ("G&I Fund"), the Jefferson REIT Fund (the "REIT Fund") and the Jefferson Regional Bank Fund (the "Regional Bank Fund") (together, the "Funds," each separately, a "Fund"),

  WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 and the rules and regulations thereunder (the "Act");

  WHEREAS, the Funds are each a series of the Trust, as that term is contemplated under the Act;

  WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that this Distribution and Servicing Plan will benefit the Funds and their beneficial owners; and

  WHEREAS, the Trust intends to employ a broker-dealer, registered as such under the Securities Exchange Act of 1934 (the "Distributor") as distributor of Class A shares of beneficial interests of each of the Funds (the "Shares").

  NOW THEREFORE, the Trust hereby adopts the Distribution and Servicing Plan (the "Plan") with respect to the Funds in accordance with Rule 12b-1 under the Act having the following terms and conditions:


1    Payment to Distributor.
     -----------------------
  The Trust shall pay out of the assets belonging to each Fund to Distributor (is the distributor of the Shares), a fee (the "Servicing Fee") for services rendered and expenses borne by the Distributor in connection with personal services rendered to the accounts of the beneficial owners of Class A Shares ("Class A beneficial owners") of each Fund at the rate of the lesser of (a) .25% per annum of each Fund's average daily net assets or (b) the Distributor's total costs incurred during the year in the servicing of the Class A beneficial owner accounts of such Fund. Such Servicing Fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine or as otherwise required by the Act.

2    Permitted Expenditures.
     -----------------------

  The Servicing Fee may be spent by the Distributor on personal services rendered to Class A beneficial owners of the Funds and/or maintenance of the Class A beneficial owner accounts (but may not be spent on recordkeeping charges, accounting expenses, transfer costs, or custodian fees). The Distributor's expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers who aid in the processing of purchase or redemption requests for Class A Shares or the processing of dividend payments with respect to Class A shares, who provide information periodically to account holders showing their positions in an individual Fund's Class A Shares, who forward communications from the Trust to Class A beneficial owners, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the beneficial owner's needs, who respond to inquiries from Class A beneficial owners relating to such services, or who train personnel in the provision of such services.

3.   Effective Date of Plan.
     -----------------------

  This Plan shall not take effect until (a) it has been approved by a vote of at least a majority of the outstanding shares of Beneficial Interest (as defined in the Act) and (b) (together with any related agreements) by votes of a majority of both (i) the Board of Trustees of the Trust, and (ii) those Trustees of the Trust who are not "interested person" of the Trust (as defined in the Act) and have no direct or indirect related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.   Continuance.
     ------------

  This Plan shall continue in effect for as long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 (b).

5.   Reports.
     --------

  The Distributor and other persons authorized to direct the disposition of monies paid or payable by the Funds pursuant to this Plan or any related agreements shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditure were made. The Distributor shall annually certify in writing that the aggregate payments received from the Funds, collectively, pursuant to the Plan during the year did not exceed its total costs incurred during the year (including reasonable allocation of overhead) in the servicing of the Shares of Beneficial Interest.

6.   Termination.
     ------------

  This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding Shares (as defined in the Act).

7.   Amendments.
     -----------

  This Plan may not be amended to increase materially the amount of payments provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof.

8.   Selection of Trustees.
     ----------------------

  While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

9.   Records.
     --------

  The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.


10.  Allocation of Certain Expenses.
     -------------------------------

  For purposes of Paragraph 1, 2 and 5 hereof the following allocations will be made in determining permitted expenditures. Salaries and other compensation of employees of the Distributor may be reimbursed in proportion to the amount of time the employee devoted to activities primarily related to servicing Class A beneficial owners' accounts. Overhead expenses, including rent, utilities and support staff compensation, will be allocated using similar principles. For example, rent will be allocated pursuant to the following formula:

     a. The total rent paid by the Distributor will be multiplied by a fraction, the numerator of which is the square feet utilized by an employee who is engaged in Servicing activities and the denominator of which is the total square feet rented by the Distributor.

     b. The product obtained will be multiplied by the percentage of the employee's time devoted to Servicing Activities.

     c. The product obtained will be added to the products similarly calculated for all other employees engaged in Servicing Activities.

Dated:         July 28, 1998